Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS, INC. REFUTES INACCURACIES IN SEEKING ALPHA ARTICLE

KNOXVILLE, TN, May 21, 2014 — It has come to the attention of Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (the “Company” or “Provectus”), that an article was published on seekingalpha.com on May 21, 2104, which contains numerous inaccuracies and misstatements about the Company. Without attempting to address every false statement and inaccuracy contained in the article, the Company wishes to address some of the misinformation with the following facts:

•	The article alleges that the Company’s oncology drug PV-10 “appears to have failed their Breakthrough Therapy Designation.” This statement is completely false. The FDA has not reported back to the Company with respect to the Company’s application for Breakthrough Therapy Designation.

•	The article indicates that Provectus is “connected to questionable stock pumpers promoting PVCT including Small-Cap Street LLC.” To the contrary, Provectus is not connected in any way to Small-Cap Street LLC or any other similar promoter.

•	The article indicates that Provectus’s patents begin expiring in 2016. In actuality, the most important patent with respect to PV-10 does not expire until 2031, and of the eight patents that expire in 2016, none of the patents relate to PV-10; seven of the patents relate to medical devices and one relates to dermatology.

•	The article’s summary concludes by saying “PVCT appears extraordinarily overvalued with ~$750 MILLION fully diluted valuation. I believe fair value is closer to $0 and outline why in this report.” Because the article is based on numerous inaccuracies, this “belief” is unfounded.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

###